EXHIBIT 4.4

DATED 10TH DAY OF JULY 2003

BETWEEN

QIAO XING UNIVERSAL TELEPHONE, INC.

And

CENTRAL GRACE TECHNOLOGIES LTD.

And

QIAO XING HOLDINGS LIMITED

SUPPLEMENTAL AGREEMENT FOR
SALE OF THE ONE (1) ISSUED SHARE
OF QIAO XING HOLDINGS LIMITED

YUEN & PARTNERS
Solicitors
10th Floor
Chiyu Bank Building
78 Des Voeux Road Central
Hong Kong
Tel: 2815 2688
Fax: 2541 2088

Ref: 01/01/7011/01

THIS AGREEMENT is made the 10th day of July Two Thousand and Three.

BETWEEN:-

1.	QIAO XING UNIVERSAL TELEPHONE, INC., a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at Columbus Centre Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands (“the Vendor”).

2.	CENTRAL GRACE TECHNOLOGIES LTD., a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“the Purchaser”).

3.	QIAO XING HOLDINGS LIMITED, a corporation incorporated under the laws of the British Virgin Islands whose registered office is situated at TrustNet (British Virgin Islands) Limited, TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“the Company”).

WHEREAS:-

(A)	The Company is a private company limited by shares incorporated under the laws of the British Virgin Islands on 23rd day of July 1997 and has at the date hereof an authorized share capital of US$50,000 consisting of 50,000 shares of US$1.00. One (1) share of the Company has been issued and is fully paid up and held by the Vendor.

(B)	The Vendor is the beneficial and legal owner of One (1) share in the capital of the Company.

(C)	The parties hereto have entered into an agreement on 31st December 2002 for the sale by the Vendor to the Purchaser of One (1) share of US$1.00 in the capital of the Company (“the Sale Share”) for the consideration and on the terms and conditions as set out therein (“the Agreement”).

(D)	The parties have agreed to enter into this Supplemental Agreement to amend and supplement the Agreement on the terms and conditions as set out herein.

NOW IT IS HEREBY AGREED AND DECLARED AS FOLLOWS :-

1.	INTERPRETATION

In this Supplemental Agreement, words and expressions shall bear the same meaning as defined in Clause 1 of the Agreement unless the context otherwise requires.

2.	AMENDMENT TO THE CONSIDERATION

The consideration for the purchase of the Sale Share shall be amended to the sum of RMB151,000,000. Adopting the exchange rate of RMB 1 = HK$1.062, a part payment of RMB71,002,299.09, has been paid to the Vendor and the remaining balance of

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RMB79,997,700.91 shall be payable in full on or before 10th July 2003.

Date	HK$ (if applicable)	RMB
20/3/2003	HK$10,800,000.00	RMB11,469,600.00
On or before 03/7/2003	HK$7,092,937	RMB7,532,699.09
On or before 03/7/2003	(not applicable)	RMB52,000,000.00
On or before 15/7/2003	(not applicable)	RMB79,997,700.91

RMB151,000,000.00

3.	COMPLETION

It is hereby confirmed that Completion Date was on December 31, 2002.

4.	WARRANTIES UNDERTAKINGS COVENANTS AND INDEMNITIES

In addition to the warranties, undertakings, covenants and indemnities as set out in Schedule 4 of the Agreement, the Purchaser further represents, undertakes, warrants and covenants to make reciprocal warranties, undertakings, covenants and indemnities to the Vendor and to assume all disclosed and undisclosed liabilities of the Company excluding but not limited to:

(a)	he settlement of the current liabilities due to intermediate holding company QXUT in the sum of RMB231,585,507.00

(b)	the settlement of the current liabilities due to shareholders of QXUT in the sum of RMB8,172,953.00

(c)	the settlement of current assets due from QXUT in the sum of RMB113,543,063

5.	MANAGEMENT ACCOUNT OF THE COMPANY AS AT DECEMBER 31, 2002

The Management Account of the Company as at December 31, 2002 is annexed in Schedule 1 herein.

6.	CLARIFICATION OF IDENTIFICATION AND VALUATION OF THE EXCLUDED ASSETS

The identification and valuation of the Excluded Assets are more particularly set out in Schedule 2 herein.

7.	CLARIFICATION OF SCHEDULE 5 OF THE AGREEMENT

The identification and valuation of the Advance, Land Use Right and Repayment of Loan as listed in Schedule 5 of the Agreement are amended as set out in Schedule 3

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herein.

8.	FURTHER INFORMATION ON THE TELEPHONE MODELS AND TYPES

The clarification of the models and types of telephones that the Purchaser is currently producing or will manufacture for the Company and the Vendor in the future are more particularly set out in Schedule 4 herein.

9.	PROPER LAW

This Supplemental Agreement for all purposes shall be governed by and construed in accordance with the laws of Hong Kong.

10.	SEVERABILITY

Any part of this Supplemental Agreement which may be held illegal, invalid or unenforceable shall be deemed to be severed from this Supplemental Agreement and does not affect the legality, validity or enforceability of the rest of this Supplemental Agreement.

11.	FURTHER ASSURANCE

Each party hereto shall execute and perform, or procure the execution and performance of, such further documents and acts as may from time to time be required to make this Supplemental Agreement fully and legally effective, binding and enforceable, or to perfect the intention of the parties hereto.

12.	INDEPENDENT LEGAL ADVICE

12.1	The parties hereto hereby declared and confirmed that they have taken full and independent legal advice before the signing of this Supplemental Agreement.

12.2	The Purchaser expressly acknowledges that Messrs. Yuen & Partners is acting for the Vendor and the Company only. The Purchaser has been fully advised to seek independent legal advice and to seek independent professional advice to verify all matters set out in this Supplemental Agreement.

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SCHEDULE 1

Management Account of the Company as at December 31, 2002

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SCHEDULE 2

Identification and Valuation of Excluded Assets

The description and valuation of the Excluded Assets are:

(i)	Land Use Rights description:

Valuation: RMB 194,994,192.53 Basis of Valuation: net book value

(ii)	Fixed line telephone sales network description:

Valuation: RMB 495,415.45 Basis of Valuation: net book value

(iii)	Mobile telephones business including but not limited to the research and development department and manufactory description:

Valuation: RMB 39,817,785.00 Basis of Valuation: net book value

(iv)	Die Cast Moulds description:

Valuation: RMB 1,442,382.00 Basis of Valuation: net book value

SCHEDULE 3

The identification and valuation of the Advance, Land Use Right and Repayment of
Loan

Recital (F) of the Agreement

“Advance” means RMB 231,585,506 loan from the Vendor to the Subsidiary

Recital (F) of the Agreememt

Valuation of the assignment of the Land Use Right is RMB 194,994,192.13.

Recital (F) of the Agreement

Repayment of loan for one of the Vendor’s subsidiary Qiao Xing Mobile Communication Co Ltd by the Subsidiary is in the sum of RMB 113,543,063 and the repayment of loan for the Company by the Vendor is in the sum of RMB 8,172,953.

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SCHEDULE 4

Models and Types of Telephones the Purchaser is Producing or will manufacture for the
Company and the Vendor

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As witness the hands of the parties hereto the day and year first above written.

SIGNED BY the Vendor by its director	)
)
(Holder of	)
No. ) in the presence of :-	)

SIGNED BY the Purchaser by its director	)
Jamie Lyn FU (Holder of Australian Passport	)
No.L9175429) in the presence of :-	)

SIGNED BY the Company by its director	)
)
(Holder of	)
No. ) in the presence of :-	)

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